Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 30th day of December 2018 (the “Effective Date”), by and between LSB Industries, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Mark T. Behrman, an individual (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continuing employment relationship between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Term. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term from the Effective Date to December 31, 2019 (the “Initial Term”) commencing as of the Effective Date. On December 31, 2019 and each subsequent anniversary of such date, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to December 31, 2019 or any subsequent anniversary of such date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 9 hereof, subject to Section 10 hereof. Terms used herein with initial capitalization not otherwise defined are defined in Section 25. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to as the “Employment Period.”

2. Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, shall report directly to the Company’s Board of Directors (the “Board”) and shall serve as a member of the Board. In his capacity as President and Chief Executive Officer, the Executive shall have the duties, responsibilities and authorities customarily associated with the position of President and Chief Executive Officer in a company the size and nature of the Company. The Executive shall devote the Executive’s reasonable best efforts and substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company applicable to the Executive; provided that the Executive shall be entitled (i) to serve as a member of the board of directors of a reasonable number of other companies, subject to the advance approval of the Board, which approval shall not be unreasonably withheld, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

3. Place of Performance. During the Employment Period, the Executive shall be based primarily at the Company’s offices in Oklahoma City, Oklahoma.

4. Compensation and Benefits; Equity Awards.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $650,000 per calendar year, less applicable deductions. The Base Salary shall be reviewed for increase by the Board no less frequently than annually and shall be increased in the discretion of the Board and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b) Annual Bonus. During the Employment Period (including for all of 2018 without pro-ration), the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) under the Company’s annual bonus plan (as in effect from time to time for senior executives and, with respect to the 2018 fiscal year, the annual bonus plan adopted by the Board on February 21, 2018) in respect of the 2018 fiscal year and each fiscal year that ends during the Employment Period, to the extent earned based on performance against performance criteria. The performance criteria for any particular fiscal year shall be determined by the Compensation Committee of the Board (the “Committee”), in good faith, after consultation with the Executive, no later than sixty (60) days after the commencement of the relevant bonus period. For fiscal year 2019 and thereafter throughout the Employment Period, the Executive’s annual bonus opportunity shall be no less than 100% of the Executive’s Base Salary as of the beginning of the applicable bonus period (the “Target Bonus”), if target levels of performance for that year are achieved, up to a maximum of 200% of the Executive’s Base Salary. The Executive’s Annual Bonus for a bonus period shall be determined by the Committee after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. The Target Bonus opportunity shall be reviewed for increase by the Board no less frequently than annually and shall be increased in the discretion of the Board and any such adjusted Target Bonus shall constitute the “Target Bonus” for purposes of this Agreement.

(c) Equity Awards. During the Employment Period, the Executive shall be eligible to receive grants of equity-based awards (each, an “Equity Award”) under the Company’s 2016 Long Term Incentive Plan (or successor plan). The terms and conditions applicable to any Equity Award shall be determined by the Committee in accordance with the Company’s applicable long-term incentive plan. Notwithstanding the foregoing, any Equity Awards granted during the Employment Period on or before December 31, 2020 to the Executive shall have vesting provisions in connection with a Change in Control or termination of employment (including, without limitation, in connection with nonrenewal of this Agreement or death or Disability) no less favorable than as set forth on Exhibit A.

(d) Vacation; Benefits. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the applicable policies of the Company, which shall be accrued and used in accordance with such policies. During the Employment Period, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to the Executive hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

5. Expenses. The Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of his duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses. During the Employment Period, the Executive shall also receive a car allowance of $650 per month, as such amount may be increased from time to time in the sole discretion of the Committee or the Board, and the Company shall reimburse the Executive’s attorney in 2018 directly for the costs associated with the negotiation of this Agreement and related documents, subject to a cap of $7,000.

6. Confidentiality and Non-Disclosure. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against misuse of such information:

(a) Non-Disclosure. After the Executive’s employment with the Company ends, the Executive will not use, disclose, copy or transfer any Confidential Information unless authorized in writing by the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 6(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that prior to any such disclosure the Executive shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Executive shall cooperate with the Company in filing such objection; (ii) as to information that was in the public domain or is readily available to the public at the time of its disclosure by the Executive through means other than due to the Executive’s violation of this Section 6(a); or (iii) to the extent necessary in connection with any disputes between the parties with respect to the interpretation and/or enforcement of this Agreement and any other agreements between the parties. Nothing in this Agreement is intended to or will be used in any way to limit Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

(b) Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Executive. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after the Executive’s employment ends. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 6 shall prevent the Executive from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment or termination thereof.

7. Non-Solicitation/Non-Competition.

(a) During the Non-Compete Period, the Executive shall not (A) directly solicit, or assist any person or entity in soliciting, any established customer for the purpose of a Competitive Enterprise providing and/or selling any products that are provided and/or sold by the Company or its subsidiaries to such established customer, or performing any services that are performed by the Company or its subsidiaries for such established customer, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its subsidiaries and any established customer; or (C) directly or indirectly solicit any employee of the Company or the Company Affiliates with a view toward inducing any such employee to go to work for another person or third party or to cease or end their employment relationship.

(b) During the Non-Compete Period, the Executive shall not associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting power of such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(c) If the restrictions contained in Section 7 shall be determined by any court of competent jurisdiction to be unenforceable, Section 7 shall be modified in order for it to be enforceable to maximum allowed by law.

(d) Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(e) Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

(f) No Other Restrictions. Except as otherwise provided herein or in the Confidentiality and Assignment Agreement the Executive executed on March 3, 2014 (the “Confidentiality Agreement”), there are no other restrictions on the Executive’s employment following termination of his employment.

8. Cooperation. Following any termination of employment, the Executive agrees to reasonably cooperate (taking into account his other business and personal commitments) with any investigation, suit or claim involving the Company and of which the Executive has knowledge, provided any such cooperation is not adverse to his legal interests. The Company agrees to reimburse the Executive for any costs incurred by him in connection with such cooperation, including payment of separate counsel for the Executive if he reasonably determines such separate representation is warranted by the circumstances.

9. Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii) By the Company. The Company may terminate the Executive’s employment:

(A) Disability. For Disability; or

(B) With or Without Cause. For Cause or without Cause.

(iii) By the Executive. The Executive may terminate his employment for any reason or for no reason by giving thirty (30) days advance Notice of Termination to the Company.

(b) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.

(c) Effect of Termination. Upon any termination of the Executive’s employment with the Company, and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries, including without limitation, as a director of the Board.

10. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death pursuant to Section 9(a)(i), the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide to the Executive’s representative or estate (i) all Accrued Benefits, if any, to which the Executive is entitled, and (ii) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable at the time set forth in Section 4(b). Except as set forth herein or, if more favorable to the Executive, in the award agreements applicable to equity-based awards granted to Executive, including, without limitation, the Equity Awards, the Company shall have no further compensation obligations to the Executive (or the Executive’s legal representatives or estate) under this Agreement.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 9(a)(ii)(A), the Company shall pay to the Executive (i) all Accrued Benefits, if any, to which the Executive is entitled, and (ii) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable at the time set forth in Section 4(b). Except as set forth herein or, if more favorable to the Executive, in the award agreements applicable to equity-based awards granted to Executive, including, without limitation, the Equity Awards, the Company shall have no further compensation obligations to the Executive (or the Executive’s legal representatives) under this Agreement.

(c) Termination by the Company for Cause, or by the Executive without Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 9(a)(ii)(B), or the Executive terminates his employment without Good Reason, the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein or, if more favorable to the Executive, in the award agreements applicable to equity-based awards granted to Executive, including, without limitation, the Equity Awards, the Company shall have no further compensation obligations to the Executive under this Agreement.

(d) Certain Terminations Prior to or After a Change in Control. If, prior to the occurrence of a Change in Control, or after the twenty-four (24) month protection period in Section 10(e) has expired (and Section 10(e) does not apply), the Company terminates the Executive’s employment during the Employment Period other than for Cause, death or Disability or the Executive terminates his employment hereunder with Good Reason, the Employment Period shall terminate upon the Date of Termination and (i) the Company shall pay or provide the Executive (or the Executive’s estate, if the Executive dies after such termination but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled; (B) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable as set forth in Section 4(b); and (C) an amount equal to the product of (x) two (2) and (y) the sum of the Executive’s (I) Base Salary and (II) Target Bonus, payable in a lump sum on the first payroll date following the execution (and non-revocation) of the general release of claims described in Section 10(g), subject to Section 10(h) and Section 24, and (ii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the eighteen (18) month period following the Date of Termination in such medical, dental, and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination; provided the Company agrees to impute as taxable income to the Executive an amount equal to the full actuarial cost of such coverage, for each month during which such coverage is in effect for the Executive and/or his eligible dependents but only if and to the extent such imputation is required for the Executive to avoid being subject to tax under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payment or reimbursement of expenses made to the Executive or for the Executive and/or any of his eligible dependent’s benefit under such health care coverage. In addition, the Executive’s equity awards granted prior to the Effective Date shall vest in accordance with Section 21 (or, if more favorable to the Executive, the applicable award agreement), the Executive’s other outstanding equity awards (including, without limitation, the Equity Awards) granted on or after the Effective Date and on or prior to December 31, 2020 shall vest in accordance with Section 4(c) and Exhibit A (or, if more favorable to the Executive, the applicable award agreement) and the Executive’s other outstanding equity awards shall vest in accordance with the applicable award agreement.

(e) Certain Terminations in Connection With a Change in Control. If the Company terminates the Executive’s employment other than for Cause, Death or Disability or the Executive terminates his employment hereunder with Good Reason, the Employment Period shall terminate upon the Date of Termination and if such Date of Termination occurs (x) upon or within twenty-four (24) months following the date of consummation of a Change in Control, or (y) either (a) within 90 days prior to the date a definitive agreement is executed which results in a Change in Control within 180 days after the date such definitive agreement is executed or (b) on or within 180 days following the date a definitive agreement is executed which results in a Change in Control within 180 days after the date such definitive agreement is executed, (i) the Company shall pay or provide the Executive (or the Executive’s estate, if the Executive dies after such termination but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled; (B) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable as set forth in Section 4(b); and (C) an amount equal to the product of (x) three (3) and (y) the sum of the Executive’s (I) Base Salary and (II) Target Bonus, payable in a lump sum on the first payroll date following the execution (and non-revocation) of the general release of claims described in Section 10(g) (the “Payment Date”), subject to Section 10(h) and Section 24; provided that in connection with a termination covered by clause (y), the payment of the additional one times Base Salary and Target Bonus amount shall be paid, subject to Section 10(h) and Section 24, on the later of the Payment Date or the date of the Change in Control; and (ii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the eighteen (18) month period following the Date of Termination in such medical, dental, and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination; provided the Company agrees to impute as taxable income to the Executive an amount equal to the full actuarial cost of such coverage, for each month during which such coverage is in effect for the Executive and/or his eligible dependents but only if and to the extent such imputation is required for the Executive to avoid being subject to tax under Section 105(h) of the Code, with respect to any payment or reimbursement of expenses made to the Executive or for the Executive and/or any of his eligible dependent’s benefit under such health care coverage. In addition, the Executive’s equity awards granted prior to the Effective Date shall vest in accordance with Section 21 (or, if more favorable to the Executive, the applicable award agreement), the Executive’s other outstanding equity awards (including, without limitation, the Equity Awards) granted on or after the Effective Date and on or prior to December 31, 2020 shall vest in accordance with Section 4(c) and Exhibit A (or, if more favorable to the Executive, the applicable award agreement) and the Executive’s other outstanding equity awards shall vest in accordance with the applicable award agreement.

(f) Termination of Employment Upon Expiration of the Term. Upon a notice of non-renewal of the Initial Term or any subsequent Term (each, a “Term”) by either the Company or the Executive pursuant to Section 1 hereof, the Executive’s employment shall terminate on the last day of the applicable Term. In addition, any notice of non-renewal of the Term by the Company pursuant to Section 1 (assuming the Executive was willing and able to continue to be employed) shall be treated as a termination without Cause under this Agreement and the Executive shall be entitled to severance and other entitlements (including equity vesting) under the terms of either Sections 10(d) or 10(e) as applicable upon the termination of the Executive’s employment on the last day of the applicable Term and such termination shall be treated as a termination without Cause for purposes of the Executive’s equity awards.

(g) Release. As a condition of receiving any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits, the Executive must execute and deliver to the Company and not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit B hereto (the “Release”). The Release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s Date of Termination. The Company shall deliver to the Executive the Release for the Executive to execute within five (5) business days following the Date of Termination.

(h) Certain Payment Delays. Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in Sections 10(d) or 10(e) constitute “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 24 hereof), then, subject to Section 24, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(i) No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or the Company Affiliates may have against the Executive for any reason.

(j) 280G Payments. In the event the Company determines in good faith that any payments, entitlements or benefits (whether made or provided pursuant to this Agreement or otherwise, including by the person or entity affecting a change in control) provided to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code, and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, then, if the Executive would be placed in a better after-tax position, the Executive’s “parachute payments” will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such “parachute payment” being subject to such excise tax. The payment reduction contemplated by the preceding sentence shall be implemented as follows: first, by reducing any payments to be made to the Executive under Sections 10(d)(i)(B) and (C) or Sections 10(e)(i)(B) and (C), as applicable; second, by reducing any other cash payments to be made to the Executive but only if the value of such cash payments is not greater than the parachute value of such payments; third, by cancelling the acceleration of vesting of any restricted stock or restricted stock unit awards solely with respect to the accelerated vesting upon a change in control such that such awards will continue to vest on their original schedules; fourth, by cancelling the acceleration of vesting of any stock options or stock appreciation rights solely with respect accelerated vesting upon a change in control such that such awards will continue to vest on their original schedules, fifth, by eliminating the Company’s payment of the cost of any post-termination continuation of medical and dental benefits for the Executive and his eligible dependents and sixth, by reducing any equity awards. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced and the acceleration of vesting to be cancelled shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Section 280(G)(b)(2)(A) of the Code, (y) only to the extent necessary to achieve the required reduction hereunder and (z) all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). Any determinations that are made pursuant to this Section 10(j) shall be made by a nationally recognized certified public accounting firm that shall be selected by the Company (and paid by the Company) prior to any transaction that is subject to Code Section 280G and reasonably acceptable to the Executive (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations. In connection with this determination, the Accountant shall value the non-compete and other restrictions on the Executive’s activities.

11. Indemnification. The Executive shall be indemnified and held harmless by the Company during the Employment Period and following any termination of his employment for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring on or prior to the termination of employment of the Executive. In addition, during the Employment Period and for a period of three (3) years following the termination of Executive’s employment for any reason whatsoever, the Executive shall be covered by a Company-held directors’ and officers’ liability insurance policy covering acts or omissions occurring on or prior to the termination of employment of the Executive. The Executive shall also remain entitled to the protections of the indemnification agreement he has entered into with the Company dated as of October 14, 2015 (“Indemnification Agreement”).

12. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier addressed as follows:

If to the Company:

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, OK 73116

Attention: Chairman of the Board of Directors

If to the Executive:

His primary address last shown on the Company’s records.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Sections 6 or 7, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 7, 8, 10, 11, 12, 13, 15, 16, 17, 19, 20, 21, 23, 24 and 25 hereof and this Section 14 shall survive the termination of employment of the Executive or the termination or expiration of the Employment Period. In addition, all obligations of the Company to make payments hereunder shall survive any expiration of the Employment Period on the terms and conditions set forth herein.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. Unless provided by applicable law, the Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Oklahoma (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

20. Dispute Resolution/Waiver of Jury Trial. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Oklahoma or the United States District Court for the Western District of Oklahoma and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any Company Affiliate, or the termination of such employment, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Oklahoma, located in Oklahoma County, the United States District Court for the Western District of Oklahoma, and appellate courts having jurisdiction of appeals from any of the foregoing and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Oklahoma State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by the Company or any Company Affiliate, or the termination of such employment, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 12 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Oklahoma. In addition, if the Executive substantially prevails on any claim that is the matter of such dispute, the Company shall promptly reimburse the Executive for his legal fees.

21. Entire Agreement; Other Agreements. Except as expressly provided herein, this Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein, and, as of the Effective Date, supersedes and replaces all other agreements related to the subject matter hereof, including, without limitation, the employment agreement among the Executive and the Company, dated January 14, 2016 and effective December 31, 2015 (the “2015 Employment Agreement”) which shall terminate and become null and void on the

Effective Date. Notwithstanding anything herein to the contrary, (a) any equity award agreements executed in connection with this Agreement shall continue in full force and effect, (b) the Executive shall be entitled to (i) Base Salary due under the 2015 Employment Agreement as of the Effective Date which remains unpaid as of the Effective Date, (ii) reimbursement of the business expenses incurred by the Executive prior to the Effective Date which are reimbursable and due under Section 5 of the 2015 Employment Agreement and remain unpaid as of the Effective Date, and (iii) all car allowance payments due under Section 5 of the 2015 Employment Agreement as of the Effective Date which remain unpaid as of the Effective Date, and (c) all outstanding equity awards (including, without limitation, any vesting rights for any outstanding equity awards issued in connection with the 2015 Employment Agreement), the Indemnification Agreement and the Confidentiality Agreement (as amended below) shall continue to be in full force and effect. For the avoidance of doubt, the Executive shall be entitled to vesting of Executive’s equity awards outstanding on the Effective Date of this Agreement in accordance with Section 4(c) and Sections 10(a)(iii), 10(b)(iii), 10(d)(ii), 10(e)(ii) and 10(f) of the 2015 Employment Agreement. In the event there is a conflict between any provision of this Agreement and any other agreement, plan, policy or arrangement of the Company or any Company Affiliate, the provision most favorable to the Executive shall govern except that the Executive shall be subject to any written claw back policies of the Company (a) in effect from time to time adopted by the Board or the Committee prior to the Executive’s Date of Termination or (b) adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities Exchanges Commission or any other applicable laws (whether or not the rights of the Executive may be adversely affected). Any claw back policy shall be applied to the Executive consistent with how such policy is applied to other senior executives of the Company with respect to the same subject matter. Section 15 of the Confidentiality Agreement between the Company and the Executive is hereby deleted in its entirety and replaced with the following:

“15. TERMINATION OF EMPLOYMENT.

I understand and agree that I or the Company may terminate my employment pursuant to the terms of the Employment Agreement dated December 30, 2018 between me and the Company (“Employment Agreement”) and that this Confidentiality Agreement shall in no way be construed or operate to change or modify the Employment Agreement or to prevent the Company or me from dispensing with my services pursuant to the terms of the Employment Agreement.”

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23. Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

24. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) or an exemption therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, (i) the actual date of payment within the specified period shall be within the sole discretion of the Company and, (ii) if such payment qualifies as non-qualified deferred compensation under Section 409A and it can be paid in one of two calendar years, it shall be paid in the second calendar year.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25. Definitions.

(a) “Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any earned but unpaid Annual Bonus for a performance year that has ended on or prior to the Date of Termination; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); (v) any rights or entitlements under any other agreements between the Executive and the Company, including, without limitation, the Indemnification Agreement and any outstanding equity award agreements; (vi) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5; and (vii) any car allowance payments owing to the Executive under Section 5 as of the Date of Termination. Amounts payable (A) under clauses (i), (ii), (iii) and (vii) shall be paid promptly after the Date of Termination; (B) under clause (iv) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement; (C) under clause (v) shall be treated in accordance with the applicable agreement; and (D) under clause (vi) shall be paid in accordance with the terms of the applicable expense policy or Section 5, as applicable.

(b) “Cause” means (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than for a traffic violation); (ii) the Executive’s continued failure to substantially perform the Executive’s material duties hereunder (other than due to a mental or physical impairment) after receipt of written notice from the Company that specifically identifies the manner in which the Executive has substantially failed to perform the Executive’s material duties and specifies the manner in which the Executive may substantially perform his material duties in the future; (iii) an act of fraud or gross or willful material misconduct by the Executive; (iv) a willful and material violation of the material provisions of the Company’s Code of Conduct or the Company’s Code of Ethics for CEO and Senior Financial Officers; or (v) the Executive’s material breach of Sections 7(a) and 7(b). Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive, (B) as to clauses (ii), (iv) or (v) of this paragraph, he fails to cure such neglect or conduct within thirty (30) days following receipt of such notice, (C) he has an opportunity (represented by counsel) to address a meeting of the Board, and (D) after such meeting (or if the Executive declines to meet), there is a 75% vote of the Board (not counting the Executive) to terminate his employment for Cause.

(c) “Change in Control” means:

(i) A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company as of the Effective Date; however, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of paragraph (ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this paragraph (i), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control. This paragraph (i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction;

(ii) A “change in the effective control of the Company” which shall occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, except for any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (B) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this paragraph (ii) after the Effective Date, the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of paragraph (i) above; or

(iii) A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the stockholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Code Section 409A, shall not constitute a Change in Control.

For purposes of the definition of Change in Control, the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.

(d) “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

(e) “Competitive Enterprise” means (i) a business enterprise that engages in nitrogen and climate control in competition with the Company or its subsidiaries (the “Company’s Business”) (a) in the United States of America, or (b) in any other country where the Company or its subsidiaries operates facilities or sells such products. Notwithstanding the foregoing, in the event a business enterprise (including, without limitation, any entity, or private equity or hedge fund) has one or more lines of business that do not involve the Company’s Business, the Executive shall be permitted to associate with such business enterprise if, and only if, the Executive does not participate in, or have supervisory authority with respect to, any line of business involving the Company’s Business.

(f) “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or the Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to his employment by the Company, shall not be considered Confidential Information.

(g) “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 9(a)(ii)(A), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated during the Term by the Company pursuant to Section 9(a)(ii)(B) or by the Executive pursuant to Section 9(a)(iii), the date specified in the Notice of Termination consistent with this Agreement; or (v) if the Executive’s employment is terminated upon the expiration of the Term pursuant to Section 1, the last day of the applicable Term.

(h) “Disability” means the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which is expected to exceed one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period, as determined by the Executive’s treating physician in his or her reasonable discretion.

(i) “Good Reason” means (i) any material diminution in the Executive’s job duties, authorities or responsibilities (including, without limitation, the removal of the Executive as Chief Executive Officer or as President or as a member of the Board, the Executive failing to be the senior-most executive officer in the Company, the Executive failing to be the Chief Executive Officer and a member of the Board, of any surviving or successor entity, including the ultimate parent, or the Company’s stock (or following a Change in Control, the surviving or successor entity’s stock) no longer being (or not being) publicly traded on the New York Stock Exchange or NASDAQ); (ii) a reduction in the Executive’s Base Salary or Target Bonus as a percentage of Base Salary; (iii) the failure of the Executive to report solely and directly to the Board (including any successor board of directors); (iv) the assignment of duties substantially inconsistent with the Executive’s status as President and Chief Executive Officer of the Company; (v) a relocation of the Executive’s primary place of employment to a location more than fifty (50) miles from the current location of the Company’s offices in Oklahoma City, Oklahoma; (vi) any other material breach of this Agreement by the Company, including, without limitation, Exhibit A; (vii) the failure of the Company to obtain the assumption in writing of its obligations under the Agreement by any successor to all or substantially all of the assets of the Company after a merger, consolidation, sale or similar transaction in which such Agreement is not assumed by operation of law or (viii) on or following a Change in Control, the failure of the surviving or successor entity to provide the Executive with an Equity Award with terms no less favorable to the Executive, and with a grant date value equal to or greater than the aggregate grant date value of the equity awards granted to the Executive by the Company during the 12-month period immediately prior to the Change in Control. In order to invoke a termination for Good Reason, (A) the Executive must provide written notice to the Company within ninety (90) days of the later of the occurrence, or the Executive’s knowledge, of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (C) the Executive must provide a Notice of Termination within thirty (30) days following the expiration of the Company’s cure period.

(j) “Non-Compete Period” means the period commencing on the Effective Date and ending twenty four (24) months after the Executive’s Date of Termination.

(k) “Term” shall have the meaning ascribed to such term in Section 10(f) of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

LSB INDUSTRIES, INC.

By:
Name:	Lynn F. White
Title:	Chairman of the Compensation Committee

EXECUTIVE

Mark T. Behrman

Exhibit A

(Equity Vesting Terms)

Exhibit A

Equity Vesting Terms Through December 31, 2020

For the avoidance of doubt, terms used herein with initial capitalization not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement to which this Exhibit is attached.

I.	Restricted Stock Awards:

With respect to any restricted stock award granted on or after the Effective Date and on or before December 30, 2020 and shares of restricted stock awarded thereunder (“Restricted Stock”):

A.

In the event of a Change in Control, the Restricted Stock may be assumed or substituted with a substantially equivalent award by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction provided that the Restricted Stock is assumed or substituted with a substantially equivalent award of restricted shares of publicly traded common stock with substantially equivalent terms and conditions, including vesting terms and dividend rights (each such assumed or substantially equivalent award, a “Replacement Award”). If an award of Restricted Stock is not assumed or substituted by the Successor Company in connection with the Change in Control in the manner set forth in the preceding sentence and there is no Replacement Award for the Restricted Stock, all such shares of Restricted Stock shall automatically vest in full immediately prior to the Change in Control in time for the Executive to fully participate as a shareholder with respect to such shares as of the Change in Control. If there is a Replacement Award and following the Change in Control, the common stock underlying the Replacement Award ceases to be publicly traded, all such shares of the Replacement Award shall vest in full immediately prior to such common stock ceasing to be publicly traded.

B.

The Replacement Award shall automatically vest in full upon the Date of Termination if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or by the Company providing a notice of non-renewal of the Term in a manner which complies with Section 1 of the Employment Agreement (“Company Notice of Non-Renewal”) and the Date of Termination occurs upon or after a Change in Control. In addition, the Restricted Stock shall automatically vest in full upon a Change in Control if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason or there is a Company Notice of Non-Renewal and the Date of Termination occurs either (a) within 90 days prior to the date a definitive agreement is executed which results in a Change in Control within 180 days after the date such definitive agreement is executed or (b) on or within 180 days after the date a definitive agreement is executed which results in a Change in Control within 180 days after the date such definitive agreement is executed.

C.

If the Restricted Stock has been awarded on or following a Change in Control and the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or there is a Company Notice of Non-Renewal and the Date of Termination occurs upon or within twenty-four months after a Change in Control, the Restricted Stock shall automatically vest in full upon the Date of Termination unless there is a subsequent Change in Control which would result in earlier vesting under clause (A) above.

D.

Those shares of Restricted Stock (but not including any Replacement Award which is covered by clause (B) above) that are scheduled to vest in normal course within the eighteen-month period following the Date of Termination shall automatically vest upon the Date of Termination if Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or there is a Company Notice of Non-Renewal and the vesting provisions of clauses (B) and (C) above do not apply.

E.

A pro-rata portion of Restricted Stock (or the Replacement Award) shall automatically vest upon the Executive’s termination of employment by reason of death or Disability with such pro-rata portion calculated by multiplying the number of shares of Restricted Stock (or shares underlying the Replacement Award) scheduled to vest on the next vesting date in the normal course immediately succeeding the Date of Termination by a fraction, the numerator of which is the number of days that have elapsed from the last vesting date (or if the Date of Termination occurs prior to the first vesting date, then the number of days that have elapsed from the Grant Date) through the Date of Termination and the denominator of which shall be the number of days in the period from the last vesting date (or if the Date of Termination occurs prior to the first vesting date, Grant Date) to the next vesting date in the normal course immediately succeeding the Date of Termination.

II.	Performance-Based Awards:

With respect to any equity performance-based awards granted on or after the Effective Date and on or before December 31, 2020 (“Performance-Based Award”):

A.

If a Change in Control occurs prior to the end of the performance period under Performance-Based Awards (“Performance Period”), then, the number of earned shares of stock under the Performance-Based Awards (“Performance Shares”) for the Performance-Based Award shall be determined by the Committee immediately prior to the Change in Control and shall equal the greater of (x) the Target Performance Shares and (y) the Performance Shares earned based on actual performance, as determined in good faith by the Committee prior to the Change in Control, by (a) shortening the Performance Period to end on the date of the Change in Control, (b) adjusting the applicable performance goals as appropriate based on the shortened Performance Period, and (c) determining the level of achievement of such performance goals based on such shortened Performance Period (the “Change in Control Calculated Performance Shares”). Such Change in Control Calculated Performance Shares may be assumed or substituted by the Successor Company upon consummation of the transaction if the Change in Control Calculated Performance Shares are assumed or substituted as of the Change in Control with a restricted stock or restricted stock unit award of publicly traded stock of the Successor Company equal in value on the date of the Change in Control to the value of the Change in Control Calculated Performance Shares and with substantially the same terms and conditions, including rights to dividend payments, as the original Performance-Based Award provided that such restricted stock or restricted stock units shall vest based solely on the continued service or employment of the Executive through the last day of the original Performance Period, except as otherwise provided herein (“Performance Replacement Award”). If the Change in Control Calculated Performance Shares are not assumed or substituted by the Successor Company in connection with the Change in Control in the manner set forth in the preceding sentence and there is no Performance Replacement Award for the Performance-Based Award, all the Change in Control Calculated Performance Shares shall automatically vest in full immediately prior to the Change in Control in time for the Executive to fully participate as a shareholder with respect to such shares as of the Change in Control or may be paid to the Executive in cash (if such payment is intended to comply with Section 409A) or otherwise in a manner and at the earliest time that is intended to be compliant with Section 409A. If there is a Performance Replacement Award and following the Change in Control, the common stock underlying the Performance Replacement Award ceases to be publicly traded, all such shares of the Performance Replacement Award shall vest in full immediately prior to such common stock ceasing to be publicly traded.

B.

The Performance Replacement Award shall automatically vest in full upon the Date of Termination if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or there is a Company Notice of Non-Renewal and the Date of Termination occurs upon or following a Change in Control. In addition, the Executive shall be entitled to receive all the Change in Control Calculated Performance Shares as of the Change in Control (without any forfeiture of such shares) if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or there is a Company Notice of Non-Renewal and the Date of Termination occurs either (a) within 90 days prior to the date a definitive agreement is executed which results in a Change in Control within 180 days after the date such definitive agreement is executed or (b) on or within 180 days after the date a definitive agreement is executed which results in a Change in Change within 180 days after the date such definitive agreement is executed and the full value of such shares may be paid to the Executive in cash (if such payment is intended to comply with Section 409A) or otherwise in a manner and at the earliest time that is intended to be compliant with Section 409A .

C.

With respect to the Performance Replacement Award, if the Executive’s employment terminates upon death or Disability on or after a Change in Control, the Executive (or his estate) shall vest at the end of the Performance Period (or if earlier upon a subsequent Change in Control if such vesting complies with Section 409A) in the pro rata portion of the shares underlying the Performance Replacement Award, such portion determined by multiplying the total number of shares underlying the Performance Replacement Award by a fraction, the numerator of which is the number of days that have elapsed from the beginning of the Performance Period through the Date of Termination and the denominator of which shall be the total number of days in the Performance Period.

D.

If the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or there is a Company Notice of Non-Renewal prior to a Change in Control and the vesting provisions of clause (B) above or clause (F) below do not apply, the Executive shall vest at the end of the Performance Period (or the date of a Change in Control, if earlier, where there is no Replacement Award) in a pro-rata portion of the shares underlying the Performance-Based Award, such portion determined by multiplying (x) the number of Performance Shares earned, if any, based on actual performance, determined at the end of the Performance Period (or the date of the Change in Control, if earlier) by the Committee in good faith based on the level of achievement of the performance goals (as adjusted as a result of the Change in Control pursuant to clause (A) above) for the Performance Period, by (y) a fraction, the numerator of which is the number of days that have elapsed from the beginning of the Performance Period through the Date of Termination and the denominator of which shall be the total number of days in the Performance Period (or, if a Change in Control occurs prior to the end of the Performance Period and there is no Replacement Award, the total number of days from the beginning of the Performance Period through the date of the Change in Control). In the case of earlier vesting under this clause (D) upon a Change in Control where there is no Replacement Award, the value of the vested Performance Shares may be paid to the Executive in cash (if such payment is intended to comply with Section 409A) or otherwise in a manner and at the earliest time that is intended to be compliant with Section 409A .

E.

If the Executive’s employment terminates upon death or Disability prior to a Change in Control, the Executive shall vest at the end of the Performance Period (or the date of a Change in Control, if earlier, if there is no Replacement Award) in a pro-rata portion of the Performance Shares earned based on actual performance, determined by the Committee in good faith at the end of the Performance Period (or the date of the Change in Control, if earlier) based on the level of achievement of the performance goals (as adjusted as a result of the Change in Control pursuant to clause (A) above) for the Performance Period, with such pro-rata portion calculated by multiplying the number of such earned Performance Shares, if any, by a fraction, the numerator of which is the number of days that have elapsed from the beginning of the Performance Period through the Date of Termination and the denominator of which shall be the total number of days in the Performance Period (or, if a Change in Control occurs prior to the end of the Performance Period and there is no Replacement Award, the total number of days from the beginning of the Performance Period through the date of the Change in Control). In the case of earlier vesting under this clause (E) upon a Change in Control where there is no Replacement Award, the value of the vested Performance Shares may be paid to the Executive in cash (if such payment is intended to comply with Section 409A) or otherwise in a manner and at the earliest time that is intended to be compliant with Section 409A.

F.

If the Performance-Based Award has been awarded on or following a Change in Control and, except with respect to earlier vesting for a subsequent Change in Control under clauses (A) or (B) above, the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or there is a Company Notice of Non-Renewal and the Date of Termination occurs upon or within twenty-four months after a Change in Control, the Executive shall be entitled to fully vest at the end of the Performance Period in a number of shares equal to the greater of (x) the Target Performance Shares and (y) the number of Performance Shares earned, if any, based on actual performance, determined by the Committee in good faith, at the end of the Performance Period based on the level of achievement of the performance goals for the Performance Period.

Exhibit B

(Form of Release)

EXHIBIT B

GENERAL RELEASE

I, Mark T. Behrman, in consideration of and subject to the performance by LSB Industries, Inc. (together with its affiliated companies and subsidiaries and its successors and assigns, the “Company”), of its obligations under Section 10 of the Employment Agreement, dated as of December 30, 2018 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that, other than the Accrued Benefits, the payments or benefits paid or granted to me under Section 10 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 10 of the Agreement, other than the Accrued Benefits, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any

applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). Notwithstanding anything herein to the contrary, I am not waiving any of the following (and definition of “Claims” shall not include these claims or rights): (i) any claim or right to enforce the Agreement or this General Release; (ii) any claims which arise after the date of this General Release; (iii) my rights as a shareholder of the Company; and (iv) my rights to be indemnified and/or defended and/or advanced expenses, including pursuant to the Company’s corporate governance documents or the Indemnification Agreement (as defined in the Agreement) or, if greater, applicable law and my rights to be covered under any applicable directors’ and officers’ insurance liability policies.

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever with respect to claims released by me herein, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim, or of any facts that could give rise to a Claim, of the type described in paragraph 2 as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties with respect to Claims released by me herein, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment. I further agree that if I materially violate any of my post-employment obligations under Sections 6 or 7 of the Agreement, I will also forfeit any cash severance amounts payable by the Company pursuant to either Section 10(d) or Section 10(e) of the Agreement, as applicable, other than the Accrued Benefits, and will return any such sums already paid, on an after-tax basis, to the Company; provided that no such payments shall be subject to forfeiture and/or repayment unless the Company has provided me with written notice of the events giving rise to such forfeiture and/or repayment and I have not ceased to engage in such activities within fifteen (15) days of my receipt of such written notice.

9. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof (and I will instruct each of the foregoing not to disclose the same to anyone) or as required by law or to the extent reasonably necessary in connection with any dispute between me and the Company regarding this General Release or the Agreement.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11. I hereby acknowledge that Sections 6, 7, 8, 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21, 23, 24 and 25 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION,

(v)

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; AND

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT.

SIGNED: _________________________	DATE: _________________